Exhibit 99.1

Media contact: KarlaOlsen, seniormanager, media relations Phone: 888.613.0003 FAX: 316.261.6769 karla_olsen@wr.com
Investor contact: Bruce Burns, director, investor relations Phone: 785.575.8227 bruce_burns@wr.com

Quadrangle contact: Edward Rowley The Abernathy MacGregor Group (212) 371-5999

WESTAR ENERGY CLOSES SALE OF PROTECTION ONE INTERESTS

TOPEKA, Kan., Feb. 17, 2004 — Westar Energy, Inc. (NYSE:WR) today announced that it has assigned its rights and obligations as the lender under Protection One, Inc.’s senior credit facility to POI Acquisition, L.L.C. and sold its approximately 87% equity interest in Protection One, Inc. to POI Acquisition I, Inc, a wholly-owned subsidiary of POI Acquisition, L.L.C. Both POI Acquisition, L.L.C. and POI Acquisition I, Inc. are entities formed by Quadrangle Capital Partners L.P., Quadrangle Select Partners L.P., Quadrangle Capital Partners-A L.P. and Quadrangle Master Funding Ltd. (collectively, Quadrangle).

As it earlier announced, Westar Energy will use 100% of the net cash proceeds from the transaction to reduce debt and strengthen its balance sheet. In total, this transaction, together with the proceeds Westar Energy expects to receive from its investment in Protection One senior bonds (face value $26.6 million), is expected to reduce Westar Energy’s debt by more than $500 million, including:

•	Approximately $122.2 million in cash, paid at closing;

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•	De-consolidation of approximately $305 million of Protection One’s public debt previously consolidated on Westar Energy’s books;

•	Up to an additional $39.2 million of post-closing cash proceeds that are contingent upon future tax payments and recoveries on the securities acquired by Quadrangle. Such contingent payments depend upon post-closing facts and circumstances and may not materialize or may not be paid for a significant period beyond closing; and

•	Generation of losses that will be used to offset gains resulting from Westar’s prior sales of ONEOK stock, and potentially, offset operating income of Westar.

“We are pleased with the completion of this very important step in the plan we announced one year ago to reduce our debt and to focus exclusively on our electric utility operations,” said Mark Ruelle, Westar Energy chief financial officer.

Lehman Brothers advised Westar Energy on the transaction.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to more than 650,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates more than 34,800 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.wr.com.

Quadrangle GP Investors LP is the general partner of, and manages, Quadrangle Capital Partners LP, Quadrangle Select Partners LP and Quadrangle Capital Partners-A LP, which are private equity funds that specialize in the media and communications industries. Quadrangle Master Funding Ltd., managed by QDRA LLC, invests in financially troubled companies across industry groups. Quadrangle Group LLC was founded in March 2000 by former Managing Directors of Lazard Frères & Co. LLC. Visit www.quadranglegroup.com for additional information.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend” or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals, as well as the realization of payments or benefits in the future based on events not in our control. Although Westar Energy believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include changes in the expected tax benefits resulting from the loss on the sale of Westar Energy’s investment in the monitored services business; changes in the expected future payments to be received from Quadrangle; changes in the value expected to be received upon the sale of Westar Energy’s interest in Protection One, Inc. Senior Notes; and other factors, including those discussed in Westar

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Energy’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date such statement was made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.